Exhibit F

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the use of our report dated March 31, 2021, with respect to the separate statements of financial position of The Export-Import Bank of Korea as of December 31, 2020 and 2019, the related separate statements of comprehensive income, changes in equity and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes, included herein, and to the reference to our firm under the heading “Experts” in this prospectus.

/s/ KPMG Samjong Accounting Corp.
KPMG Samjong Accounting Corp.

Seoul, Korea

May 6, 2021